The New Economy Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

November 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$25,493
Class B	$0
Class C	$0
Class F1	$624
Class F2	$552
Total	$26,669
Class 529-A	$767
Class 529-B	$0
Class 529-C	$0
Class 529-E	$15
Class 529-F1	$66
Class R-1	$0
Class R-2	$0
Class R-3	$274
Class R-4	$712
Class R-5	$892
Class R-6	$3,038
Total	$5,764

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1170
Class B	$0.0000
Class C	$0.0000
Class F1	$0.1062
Class F2	$0.1899
Class 529-A	$0.1173
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0434
Class 529-F1	$0.1656
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0435
Class R-4	$0.1276
Class R-5	$0.1962
Class R-6	$0.2151

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	205,278
Class B	1,813
Class C	6,847
Class F1	4,956
Class F2	3,681
Total	222,575
Class 529-A	6,895
Class 529-B	278
Class 529-C	2,188
Class 529-E	352
Class 529-F1	439
Class R-1	819
Class R-2	4,449
Class R-3	5,924
Class R-4	5,249
Class R-5	4,519
Class R-6	17,701
Total	48,813

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.83
Class B	$27.45
Class C	$27.15
Class F1	$28.87
Class F2	$28.88
Class 529-A	$28.65
Class 529-B	$27.54
Class 529-C	$27.49
Class 529-E	$28.35
Class 529-F1	$28.65
Class R-1	$27.72
Class R-2	$27.84
Class R-3	$28.38
Class R-4	$28.67
Class R-5	$28.98
Class R-6	$28.93